             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              THIRTY-NINE                        FISCAL YEAR
                                              WEEKS ENDED   -----------------------------------------------------
                                              JUNE 3, 1995    1994       1993       1992       1991       1990
                                              ------------  ---------  ---------  ---------  ---------  ---------
                                                             (THOUSANDS OMITTED EXCEPT FOR RATIOS)
Adjusted net earnings:
  Net earnings (loss).......................   $      524   $      94  $     473  $  (3,648) $  (4,682) $   2,332
  Income tax provision (benefit)............          649         203        530       (794)    (2,842)     1,185
  Interest expense..........................       11,421      15,405     15,784     17,253     19,005     17,437
  Estimated interest component of rental
   expense(c)...............................        1,573       2,214      2,099      1,987      2,784      2,466
  Patronage Dividends.......................        6,477      10,837     12,880     12,977     19,979     30,641
                                              ------------  ---------  ---------  ---------  ---------  ---------
    Adjusted net earnings(a)................   $   20,644   $  28,753  $  31,766  $  27,775  $  34,244  $  54,061
                                              ------------  ---------  ---------  ---------  ---------  ---------
                                              ------------  ---------  ---------  ---------  ---------  ---------
Fixed Charges:
  Gross rental expense......................   $   14,300   $  22,707  $  23,326  $  22,082  $  23,198  $  20,551
  Less, estimated rent component............       12,727      20,493     21,227     20,095     20,414     18,085
                                              ------------  ---------  ---------  ---------  ---------  ---------
  Estimated interest component of rental
   expense(c)...............................        1,573       2,214      2,099      1,987      2,784      2,466
  Interest incurred.........................       11,421      15,405     15,784     17,253     19,005     17,437
                                              ------------  ---------  ---------  ---------  ---------  ---------
    Fixed charges(b)........................   $   12,994   $  17,619  $  17,883  $  19,240  $  21,789  $  19,903
                                              ------------  ---------  ---------  ---------  ---------  ---------
                                              ------------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed
 Charges(a)/(b).............................         1.59x       1.63x      1.78x      1.44x      1.57x      2.72x
                                              ------------  ---------  ---------  ---------  ---------  ---------
                                              ------------  ---------  ---------  ---------  ---------  ---------

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(a)(b)(c) -- Cross-reference on page.
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                                  EXHIBIT 12.1